VERTEX ENERGY, INC. POS EX

Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 3 to Registration Statement on Form S-3 and related prospectus of Vertex Energy, Inc. for the registration of 2,834,900 shares of its common stock, of our reports dated March 1, 2023, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, which appears in the Annual Report on Form 10-K of Vertex Energy, Inc. for the year ended December 31, 2022. Our report on the effectiveness of internal control over financial reporting expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2022.

We also consent to the reference to our firm under the heading “Experts” in such registration statement.

/s/ Ham, Langston & Brezina L.L.P.

Houston, Texas

May 8, 2023